Exhibit 99.1

Cornerstone Bancshares, Inc. Announces Cash Dividend

    CHATTANOOGA, Tenn., Feb. 25 /PRNewswire-FirstCall/ -- Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:
Cornerstone Bancshares, Inc. Board of Directors announced the record date and payment date of Cornerstone's quarterly dividend.  The dividend of $.07 a share will be issued to shareholders of record as of March 13, 2009 and will be paid April 3, 2009.

    Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA with 5 branches and one loan production office in Dalton, GA and one loan production office in Knoxville, TN and $475 million in assets specializing in business financial services.

SOURCE  Cornerstone Bancshares, Inc.

02/25/2009

CONTACT:     Frank Hughes, President & COO, Cornerstone Community Bank,
      PH#(423)385-3009,Fax# (423)385-3100
      email: fhughes@cscb-chatt.com